                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 3, 2001
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                              HANOVER DIRECT, INC.
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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


                                     1-12082
                  ---------------------------------------------
                            (COMMISSION FILE NUMBER)


           DELAWARE                                         13-0853260
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 (STATE OR OTHER JURISDICTION                            (I.R.S. EMPLOYER
       OF INCORPORATION)                              IDENTIFICATION NUMBER)

     1500 HARBOR BOULEVARD

     WEEHAWKEN, NEW JERSEY                                     07087
-------------------------------                           --------------
     (ADDRESS OF PRINCIPAL                                  (ZIP CODE)
      EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300



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          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9.  REGULATION FD DISCLOSURE.

         Hanover Direct, Inc. (the "Company") held a conference call on Tuesday, April 3, 2001, to review the fiscal 2000 results and related matters with participants. The following is an unofficial transcript of the conference call:

Ladies and Gentlemen:

Mr. Brian Harriss, Chief Financial Officer: Thank you very much. Welcome to the Hanover Direct fiscal 2000 conference call. Before I start I will turn the meeting over briefly to Corinne Winters from MWW to read the safe harbor language that applies to this call. Corinne.


Corinne Winters: Good morning. In just a moment, Tom Shull, the Company's Chief Executive Officer, and Brian Harriss, the Company's Chief Financial Officer, will discuss the Company's results of operations for the fiscal year ended December 30, 2000, as well as the Company's ongoing strategic restructuring initiative, and answer any questions you may have. Such discussions, as well as the answers to your questions, may include a number of forward looking statements. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, please be advised that the Company's actual results could differ materially from these forward looking statements. Additional information that could cause actual results to differ materially is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, which was recently filed with the SEC. This may be obtained from the Public Reference Facilities maintained by the Securities and Exchange Commission in Washington, D.C. and at the regional offices of the SEC in New York City and Chicago, Illinois, or from the SEC's website located at www.sec.gov, as well as from offices of the American Stock Exchange in New York City. Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public, consistent with its legal obligations. In light of our status as a public company, the need to avoid selective disclosures and SEC restrictions, including recently adopted regulations such as Regulation FD, Company management does not generally respond to requests for material non-public information. If one of your questions calls for the disclosure of material non-public information, we may not be able to respond to it in this call. We hope you understand.

Mr. Harriss: Thank you, Corinne. And I will say before I start my discussion, that we would anticipate some of the disclosures that we will be making on this call would be incremental to the press release and the 10-K, and we would intend that, if that were the case, this afternoon we would file an 8-K elaborating any of those points that we make on this call with the SEC. Let me start my review. I am going to try to explain the results of the year 2000 in the context of what occurred last year, but more importantly in the context of the strategic realignment of the Company that was formulated in December of last year and announced to the public on January 5th. Hanover Direct for the fiscal year 2000 lost $80.8 million or ($0.40) per common share, compared to a net loss in 1999 of $16.3 million or ($0.08) per common share. This increase in the loss of $64.5 million was due to a number of factors affecting the business. First, in the erizon subsidiary, we had higher distribution and system development costs in the year 2000. We recorded special charges in the fourth quarter of 2000, which I will discuss later relating to the strategic realignment program announced on January 5th. We had a write down of inventories associated with those actions, and we had higher general and administrative expenses


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
throughout 2000 related to many of the activities undertaken by the Company earlier in the year to partition the business into Hanover Brands and erizon, and finally we had higher interest expenses in the year 2000. In December 2000, the Company announced the resignation of Mr. Kaul and the appointment of Tom Shull as the CEO, and the Company, management and Mr. Shull worked through a strategic realignment program throughout the month of December. This program was announced on January 5th. Coincident with that program, which has been publicly released, in the fourth quarter of 2000, the Company took a charge of $19.1 million to cover the costs related to this realignment program primarily in the area of severance, facility exit costs and fixed assets write-offs. I would like to repeat, as per our disclosure of January 5th, this realignment program had a material change in the cash utilization going forward of the Company. We eliminated approximately 284 full time equivalent positions, announced the discontinuation of operations like Desius, Always in Style, the shut down of Colonial Kitchen and Home, Turiya had been shut down in the fourth quarter, and the shut down of the Kitchen and Home catalog. These actions were taken to eliminate cash utilizing operations and business efforts that up to this time had not been able to generate sufficient revenue to cover costs, both in the fiscal year 2000 or going forward for fiscal 2001. Subsequent to that disclosure, in our 10-K we have announced further actions that the Company has taken to complement the strategic realignment plan. In the first quarter of 2001, additional actions included the retention of the Newmark Retail Financial Advisors LLC firm as financial advisors to review possible qualified purchasers for the Gump's By Mail and Gump's San Francisco businesses, the Brawn of California business, which is primarily the International Male catalog as well as Undergear, and some other smaller books, and review the potential sale of our 278,000 square foot facility located in Hanover, Pennsylvania. We also formulated plans to reduce executive office space here in Weehawken, New Jersey and Edgewater, New Jersey, as well as some other minor facilities related to the fulfillment operations in other places in the United States. We executed and signed a new buyers' club program to replace The Shoppers' Edge program with MemberWorks Incorporated, which is now operating, and we researched and implemented a number of cost savings programs, primarily in the area of packaging, shipping, telemarketing and customer care that should reduce costs and improve results going forward. Taken in totality, the actions that we announced on January 5th that are primarily included in the financials for the year 2000 redirect the Company's resources primarily toward its growth businesses, which we define today as The Company Store, Domestications, Improvements and Silhouettes. As a result of this strategic realignment and the further sharpening of our focus, we announced in our 10-K, and I will repeat on this call, that pursuant to SFAS 131, the Company will not segment its results going forward. Starting with our reporting for the first quarter of 2001, the Company will report as one business Hanover Direct, which will principally be the catalog operations and their associated websites going forward. So our financial statements this year will just be Hanover Direct, Inc. There will no longer be segmentation between HDI Corporate, Hanover Brands and erizon. The financial statements historically will continue to show the same historic disclosures for those breakouts, but going forward the focus of the business does not require that level of breakout.

At this point I would like to make one statement of guidance related to the business where we ended the year 2000, where we see the year 2001. In the year 2000, primarily as a result of the development costs associated in the first half of the year with the development of a segmented business and efforts to grow the erizon business and as a result then of the 4th quarter strategic realignment costs, the business had approximately EBITDA in the $(55) million range for the entire fiscal 2000. Our plan for this year and our target is to generate positive EBITDA for the entire business of Hanover Direct of approximately $15 million. This number will obviously move as complementary elements of our strategic plan both announced today and possibly in the future are executed, but I would point out that this is an approximate swing of $70 million in EBITDA from a large negative number to a large positive number between the year 2000 and 2001. I would further note that despite the positive EBITDA and the positive cash flow generated from this target performance this year, the


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Company will report a net loss in the year 2001 because of depreciation and amortization charges, interest and preferred dividends on the placement of $70 million of Preferred Stock made last August 24, 2000 with Richemont Finance S.A. The Preferred Stock carries a PIK or payment-in-kind dividend at the option of the Company for a little more than three years. We would intend this year that we would exercise the payment-in-kind option on the Preferred which would result in a non-cash dividend in the area of $11 million. I'd further point out that the dramatic swing from a large negative EBITDA to a positive EBITDA in the year 2001 does depend on elements of our operating plan for this year which are subject to executional performance on the part of the Company specifically, and general market conditions, and so we would qualify these targets with some caution related to the general economy that we see now in the United States. The Company has fully discussed the strategic plan and the executional issues associated with this in greater detail in the Form 10-K which was filed with the SEC on Friday.

[This concluded the formal presentation by management. What follows is the subsequent Q&A with management.]

Q:  Good morning.

Mr. Harriss:  Hello, Kyle.

Q: Hi Brian. I wonder if maybe after I ask a series of questions too, if maybe Tom could just spend you know a little bit of time kind of giving us an overview of why he joined the Company, a kind of a state of the state type address, and, question - what is Gump's worth? I mean what are the current sales and operating earnings associated with Gump's?

Mr. Harriss: Kyle, we don't answer specific questions on the individual titles. However, I can say that both the Gump's and the International Male businesses are profitable businesses. We distinguish them from titles such as Turiya, Kitchen & Home and Colonial Kitchens & Garden which we did shut down in the fourth quarter because they were unprofitable. The focus here, I believe, is one of tightening our focus upon home fashions in Domestications, Improvements and The Company Store and also including Silhouettes because more than 50% of the purchasers of the home fashion products are women, so women are a core focus for our overall strategy. We believe that International Male and Gump's, even though they are profitable, could be worth more and thrive better with other owners, and I could give you one example. Gump's is known for the flagship store in San Francisco which is world-renowned and one of the major tourist attractions in San Francisco. We do not contemplate, now or in the immediate future, expanding the Gump's retail operation. We believe, however, that there are parties out there that are more seriously focused on retail and, given the tremendous brand strength of the Gump's name and its positioning in the marketplace, might find it an attractive opportunity both for its existing operations and further expansion in the retail channel. So that's really why we have supplemented the program announced on January 5th in the first quarter to investigate if those properties might be more valuable to other people and, therefore, possibly pursue it through transaction in the interests of our shareholders related to International Male and both Gump's By Mail and the Gump's retail store.

Q:   Uh, huh, ok, but no guidance as to what they may worth - that kind of a thing?

Mr. Harriss:  No, we will not do that at this time.

Q:   This may have predated you, Brian, but I remember Rakesh saying at one point that Gump's was doing
something on the order of $75 million, which would make it a pretty substantial part of the ongoing revenues of the Company. I mean, is that in the ball park or you just can't even comment at all?

Mr. Harriss: Yeah, that revenue range is in the ball park. That revenue range is in the ball park. Compared against the revenue range for the entire business of $600 million. So, it would be a little bit more than 10% of the total mix of the business.

Q:   Yeah, yeah.

Mr. Harriss: And also, Kyle, you know, we are definitely of the view that we would only seek a transaction that did create value for our shareholders. So obviously that would require us comparing the internal value of the property to any potential offers that we might receive.

Q. Yeah, yeah. Any necessary discussions that you would have to have with the lender as it relates to the sale of these operations? Have you had those?

A:   Yes, the Congress Financial Agreement basically is a secured lending agreement, secured by all of the assets of the Company. We would have to, for any transaction, any material transaction, review it with Congress and, of course, get a waiver and approval from them. I would also point out, too, that in most cases the principal amount of funds received from any transactions would first and foremost go against paying down any outstanding balances on the Congress credit line.

Q:   Yeah.  Okay.  I'll let somebody else ask a question.  I would love to here kind of a brief overview from Tom if he could. Thanks.

Mr. Shull:    Sure, this is Tom. I'll go ahead and give you that overview. I joined the Company primarily because certainly historically, Hanover Direct has been a very successful catalog company and I was intrigued by certainly this sector in terms of the promise that it has for our customers, both on the catalog side as well as the internet. My philosophy basically is to stick to core competencies and clearly, as a result of that, our whole strategic focus for the years ahead will be on home furnishings and home fashions driven by primarily four brands that have been very successful for us throughout many years: Domestications, The Company Store, Improvements, which are the base of the home furnishings and fashions offerings, as well as Silhouettes - clearly the female shopper is very important to us. She's the one who shops for the home and she's an important link and Silhouettes, therefore, makes tremendous sense as an offering, if you will, including the home as well. We believe this focus will lead to increased shareholder value. We've been distracted, as have a number of other companies have in the recent past, by the glamour, if you will, of the internet and what it presented in terms of the potential in some side businesses, such as third party fulfillment. We were not able to generate the kind of revenue we needed to, to be profitable in the third party fulfillment business. So, our focus going forward will be to continue to service existing clients and do so with commitment to those existing clients, but to not spend a lot of time and energy in adding new clients. Our focus will be on those four brands, which will be providing fulfillment, primarily out of Roanoke and LaCrosse for those brands, and so we'll be a much simpler business totally focused on creating shareholder value and again, in summary, in what has been our traditional strength, which is the catalog business.

Q:   More questions?


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Q:   Hello Brian.

Mr. Harriss:  Hello David.

Q:   I've got a couple of questions.  First of all the . . .Where are you in the percentage of the business now that is being funneled through the web?

Mr. Harriss: At the end of last year, the number was at approximately $90 million. So we're getting close to 17%.

Q:   Okay.  And fill rates?

Mr. Harriss:  Fill rates?  On the total business?

Q:   On the total business.  How are we doing?

Mr. Harriss: Fill rates now in the first quarter of this year have been, in general, at or above our target fill rates.

Q:   Okay, then I guess now I kind of get to the issue of - After the strategic issues have been taken care of, obviously, the loss going forward for the year would not occur if all of a sudden, one, you're able to get the price for Gump's that makes sense and the assets are sold. Is that a fair statement?

Mr. Harriss: I think that if we did have a transaction this year, it would be likely that there would be a gain on the transaction booked this year related to that transaction. I would not want to comment on a pro forma on-going business after that for following years, because there would be one time gains associated with the transactions were they to take place and occur and, additionally, the cash, as I said earlier, the cash that was derived from that would be utilized to pay down Congress so there would be a benefit in terms of lower interest expenses going forward, but the cash resources would first go to Congress and then, should there be excesses after that point, which we're not forecasting one way or another, the next priority would be against the preferred offering.

Q:   Yea that's correct.  Well, Congress is down at the end of the year to about
$40 million and that's. . .

Mr. Harriss: David, I think we've spoken of this before. The year end number on the line is our lowest number of the year. The first. . .

Q:   I understand, I understand.  No, all I'm trying to do is you know. . .
through the liquidation of these issues, is it fair to think that you'll be able to take down some of the PIK preferred is what I'm talking about. Some of the Richemont.

Mr. Harriss: That would require some greater knowledge than I have today on any transaction and really the size of the transaction, David. I do not want to speculate against that type of mathematics.

Q:   Okay, so what you're saying to me basically - what we're hearing is the strategic initiatives that were taking place with all the write-downs, at the bottom line is that the debt will continue to keep you from being


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profitable on an operating basis?

Mr. Harriss: What I said was is that this year, even though we would have positive EBITDA, a combination of depreciation and amortization, interest expense and the booking of a preferred dividend, even though that would be a PIK dividend this year and not involve cash, would result in a negative, a net loss for the Company. We want to distinguish between a net loss on a book basis and cash flow, because obviously the two components that would be in the book loss -- the depreciation and amortization which last year were a little bit more than $15 million and the PIK preferred -- those would be non-cash items and not impact negatively cash flow. So there is a difference between the cash generation of the business on the one hand and the reported net loss or net profit or net loss, because two of the big items that affect cash flow, depreciation and amortization and the PIK dividend, aren't cash items. Also, in relation to depreciation and amortization, you'll note that last year, we spent a little bit more than $14 million on capital. The bulk of that was related to associated expansions of the infrastructure for erizon. We would not have anywhere near that level of capital expenditure this year. As we said earlier, we are focusing on - back to Roanoke and LaCrosse. We have normal items of repair, maintenance and replenishment on some capital items, but our capital expenditure requirements for this year would be dramatically lower than the $14 million plus number last year. That also would factor into cash flow in the year 2001.

Q:   Okay, and I'll let somebody else ask a question.  But, I have one final question, of course. The. . . In light of the Newmark, that is looking at very specific types of sales or assets. There are two parts here: does Bear Stearns still represent the Company in the investment banking area?

Mr. Harriss: Yes. Bear Stearns was engaged in August 1999, with a very very broad brief for financial advice. Bear Stearns is still retained by the Company and actively working on behalf of the Company and the Board. The decision was made that the size of the properties in International Male and Gump's particularly were of a nature that Bear Stearns permitted the Company to obtain, to go out and engage another financial advisor to deal with those smaller assets. So we still are working with Bear Stearns. Bear Stearns is still retained by the Company and advising the Company.

Q:   Okay. And the final thing would be that . . .does the Company, is the
Company, and maybe Mr. Shull can answer this. Is the Company entertaining or not ruling out the possibility of a sale of the stock of the Company, or you know the sale of the Company itself, once the strategic initiatives are providing fruit?

Mr. Shull:    First of all, I really have no comment. This is Tom Shull again. I have no comment on our discussions with potential strategic partners. We do have ongoing discussions where we're exploring every possible avenue for maximizing shareholder value. I do want to summarize a bit from what Brian had just said. I think it is important to note that we have two major issues going on with the Company. We have to strengthen the balance sheet. At the same time, we're undergoing an operational turn around and those two major efforts together are going to take time and effort over the course of the next, probably two years. If we just had a balance sheet to deal with, balance sheet turn around if you will, or reengineering, it would be one thing or, conversely, if we had just an operational turnaround to manage, it would be yet another thing. The fact of the matter is, it is a very complex turnaround in that it, at the same time we are turning around the operation of the Company which I think so far has been quite successful. It will take time to see real benefit for our shareholders because of balance sheet constraints and, putting it bluntly, an overhang, if you will, of our balance sheet with respect to seeing bottom line results to our shareholders over the short term.


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
Q:   I guess the question - you would not rule out the sale of the Company?

Mr. Shull:    No, we will not rule out any avenues that would maximize
shareholder value. That's what our commitment is and in fact we have had ongoing discussions with possible strategic partners, but to date don't have anything that's definitive.

Q:   I appreciate it.  Thank you.

 ....

A:   Okay, I'm sorry, this is George from International Male. We're all on a conference on the same phone here. I have two questions; first of all, it was stated that one of the reasons for letting International Male go was that the customer base for the home fashions was 50% women, well, that would mean that the other 50% is men. I mean, we're a men's business. If you could just elaborate a little bit more on that? And then, additionally, in the describing the sale slightly - it said that the Company anticipated maintaining fulfillment and IT services. Are those two issues directly tied to a sale or a condition of the sale? And, I'm going to go back on speaker phone now.

Mr. Shull:    This is Tom. I'll go ahead and address those two questions. First of all, as it relates to the, I guess the strategic positioning, if you will, of International Male relative to other brands, I think we said that a significant majority of our customers in the other four brands are in fact female. Obviously, we have very strong support for International Male. We believe, however, that a new owner is probably the best home, if you will, for International Male and that's why the Board and management had made the decision to divest the brand. It doesn't mean, if we don't get a good price we obviously are not going to sell the Company. But we wanted to disclose that we're exploring that possibility and we believe that we can maximize value for our shareholders by selling it to an owner who will have, frankly, more money to invest in the brand. We really have to limit our investment to a handful of brands that at least in the recent past have been on balance more successful at the bottom line level.

Mr. Harriss: Let me answer the second part of that, Tom, if I may. The desire of the Company would be to maintain service in the fulfillment area for both Gump's and International Male and the reason for this is the historic sale issue on our cost side, that we've always been open about. The retention of any property in terms of an ongoing fulfillment agreement between Hanover Direct and any potential buyer would be a benefit to the Hanover Direct shareholders because of our available capacity and obviously the amount of integration for any business we have today within our IT platform, which for a buyer is always a very problematic, difficult and expensive conversion problem, sorry, process to contemplate. So, therefore, the answer to your question, in terms of our current thinking, yes, would be to maintain service agreements for any assets that we may sell going forward.

 ....

Q:   Brian, in the guidance that you gave us the $15 million EBITDA expectation for 2001. What did you assume as it relates to the sale of the properties that are now held for sale?

Mr. Harriss: The sale of the properties . . . Any potential transactions that would occur related to the items disclosed, Gump's, Brawn of California and the facility in Kindig Lane, are not included in the guidance on the


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
$15 million EBITDA. That is normal, sorry, that is the target for our general plan for this year. So, specifically, transactions involving these properties would be incremental to that number, but also I caution people that obviously the proceeds of those transactions would be subject to first and foremost the Congress agreement and then, in the case if there were any excess, there may be a requirement on the preferred to utilize some of the cash on the preferred offering with Richemont.

Q:   Okay, and given the prior disclosure from Rakesh about the level of Gump's sales: as you indicated in your commentary, Brian, I've always believed that the brand would be better served being part of a larger entity that could open stores in major cities and that kind of thing, to replicate the success of the San Francisco store and given sort of $75 million in sales that he indicated that Gump's had at the time. I mean, that I've always believed that it was an enormously valuable property, kind of on the order of $75 million. Am I completely off base on that?

Mr. Harriss: I don't want to comment on any valuations. As I said earlier, valuations are going to depend upon the amount of interest and the current market conditions. So I -- the Company doesn't want to comment at this point at all on potential value for these properties. We would comment at a suitable time, which would probably be when we, and if we, ever were to sign a definitive agreement related to these properties. Plus Kyle, just to remind you that, that revenue range would contemplate the entire Gump's operation, which is both the retail operation and the catalog operation.

Q:   Right. Yeah. Yeah.  That the store did $25 million and the catalog did $50 million and I don't know whether it's grown much since then. What is the anticipated timing associated with the sale of any of these properties?

Mr. Harriss: As we said in the K, we are -- we've engaged Newmark and generally, they're in the market place now, beginning to review levels of interest.

Q:   Yeah.  I mean is it a ninety day process, Brian?  Or is it  - I mean - is it something that's likely to drag on, you know, beyond that, inasmuch as there's an acceptable level of interest?

Mr. Shull:    Kyle, this is Tom Shull. I have I guess two points that I'd like to add to what Brian says. I think I'll answer your question at the same time. I think we have to be very cautious in today's climate as it relates to valuations of any retailers. So, please understand that right now retailers in general, which I'm sure you're aware, are trading at very modest multiple of EBITDA, or certainly a very modest percentage of sales, so one of the things I would caution is that don't -- obviously a couple of years ago retailers were getting much higher valuations, based on both EBITDA and percent of sales. So that would be the first comment. So be very cautious, is my only recommendation there. As to timing on Gump's, as I said earlier as it related to International Male, we really want to make sure we maximize shareholder value, so we're going to be looking to get very good prices for these properties. That may take us longer. We do -- I believe we will get serious interest for both of these properties because they are very valuable brands in their respective niches, and are, certainly are, viewed very highly by their customers, and we want to be very sensitive to that. So our commitment is to make sure that we not only get a good price, but also have new ownership that is committed to building those brands over the long term. So that may mean, therefore, that it will take longer for us perhaps to get the right buyer to the table for each of those respective properties.

Mr. Harriss: Yeah, I'd just like to follow up on that, Kyle. I made the distinction earlier, and I think it deserves repeating: these properties are distinguished from Kitchen & Home and Turiya and Colonial Kitchen & Garden, which were shut down, because they are profitable today. So, the Company could, as it reviews the situations and tests the market, it's always possible that we, what we end up with is nothing or something we believe is not in the best interest of shareholders, at which point we would have the option of continuing to run these businesses. As I said, because they are profitable, that is not something that the Company would not entertain doing.

Q:   Yeah, yeah, good. Tom, you made one comment earlier, too, about the fact that you're having ongoing discussions with potential strategic partners, none of which have come to fruition yet. Could you comment on what the Company is trying to accomplish by bringing on a strategic partner and, to the extent you can, can you comment on the Home Shopping which is down in our neck of the woods -- rumors I guess? I know that they've been doing due diligence in your facilities, etc. but, to the extent you can, can you comment specifically on that?

Mr. Shull:   I'm sorry, I really can't comment on any of what you just said, other than the fact that, again, we continue to explore options with strong strategic partners, and I mean strong, that they are financially very strong. Clearly we have, as I stated earlier, a challenging balance sheet. Given that fact, we do need to think about the future of the Company as it relates to perhaps partnering with a stronger partner who at least financially is stronger and also offers strategic opportunity for the Company, perhaps through diversification, or any number of other possibilities.

Q:   But you can't comment on really what you would be trying to accomplish?

Mr. Shull:    I really can't.

Q:   Yeah, okay

Mr. Shull:    Sorry.

Q.   Thanks.

 ...

Mr. Harriss:  If there are no more questions, I would conclude the meeting.
Tom?

Mr. Shull:    I would just like to thank all of you for your support of the
Company, recognizing that we are going through very challenging times. We're certainly committed as management to doing the best we can for our shareholders.

Mr. Harriss:  Thank you all very much.  Thank you, David.  You may end the call.


                                      ****

         A re-play of the conference call is available until 11:59 p.m. Eastern Standard Time on April 4, 2001 and can be accessed by calling 800-633-8284 (domestic) and 858-812-6440 (International), Access #: 18422750. You are encouraged to listen to such call in its entirety if available.


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
         Portions of the foregoing statements by management in the conference call may be deemed to constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

         The following material identifies important factors that could cause actual results to differ materially from those expressed in such forward looking statements:

    The current general deterioration in economic conditions in the United States leading to reduced consumer confidence, reduced disposable income and increased competitive activity and the business failure of companies in the retail, catalog and direct marketing industries. Such economic conditions leading to a reduction in consumer spending generally and in home fashions specifically, and leading to a reduction in consumer spending specifically with reference to other types of merchandise the Company offers in its catalogs or over the Internet, or which are offered by the Company's third party fulfillment clients.

    Customer response to the Company's merchandise offerings and circulation changes; effects of shifting patterns of e-commerce versus catalog purchases; costs associated with printing and mailing catalogs and fulfilling orders; dependence on customers' seasonal buying patterns; and fluctuations in foreign currency exchange rates.

    The ability of the Company to achieve projected levels of sales and reducing costs commensurately. Increase in postage, printing and paper prices and/or the inability of the Company to reduce expenses generally as required and/or increase prices of the Company's merchandise.

    The failure of the Internet generally to achieve the projections for it with respect to growth of e-commerce or otherwise, and the failure of the Company to increase Internet sales. The imposition of regulatory, tax or other requirements with respect to Internet sales. Actual or perceived technological difficulties or security issues with respect to conducting e-commerce over the Internet generally or through the Company's websites or those of its third-party fulfillment clients specifically.

     The ability of the Company to attract and retain management and employees generally and specifically with the requisite experience in e-commerce, Internet and direct marketing businesses. The ability of employees of the Company who have been promoted as a result of the Company's recently announced restructuring plan to perform the responsibilities of their new positions.

     The current general deterioration in economic conditions in the United States leading to key vendors and suppliers reducing or withdrawing trade credit to companies in the retail and catalog and direct marketing industries. The risk that key vendors or suppliers may reduce or withdraw trade credit to the Company, convert the Company to a cash basis or otherwise change credit terms, or require the Company to provide letters of credit or cash deposits to support its purchase of inventory, increasing the Company's cost of capital and impacting the Company's ability to obtain merchandise in a timely manner. Vendors may begin to withhold shipments of merchandise to the Company. The ability of the Company to find alternative vendors and suppliers on competitive terms if existing vendors or suppliers cease doing business with the Company.

    The inability of the Company to timely obtain and distribute merchandise, leading to an increase in backorders and cancellations.

    Defaults under the Congress Credit Facility, or inadequacy of available borrowings thereunder, may reduce or impair the Company's ability to obtain letters of credit or other credit to support its purchase of inventory and support normal operations, impacting the Company's ability to obtain, market and sell merchandise in a timely manner.

    The ability of the Company to continue to make borrowings under the Congress Credit Facility is subject to the Company's continued compliance with certain financial and other covenants contained therein, including net worth, net working capital, capital expenditure and EBITDA covenants. Borrowings under the Congress Credit

Facility are also subject to limitations based upon specified percentages of eligible receivables and eligible inventory, and the requirement that the Company maintain $3.0 million of excess credit availability at all times. The enforcement by Congress of such covenants and limitations.

     The Company has a history of operating losses. Continuation of the operating losses, and the incurrence of costs associated with the Company's recently announced restructuring plan, may result in the Company failing to comply with certain financial and other covenants contained in the Congress Credit Facility, including net worth, net working capital, capital expenditure and EBITDA covenants.

     The ability of the Company to complete the Company's recently announced restructuring program, within the time periods anticipated by the Company. The ability of the Company to realize the aggregate cost savings anticipated in connection with the restructuring plan, or within the time periods anticipated therefor. The aggregate costs of effecting the restructuring plan may be greater than the amounts anticipated by the Company.

     The ability of the Company to transfer third party fulfillment operations conducted at the fulfillment centers located in Maumelle, Arkansas and Kindig Lane, Hanover, Pennsylvania to other facilities in a timely manner while satisfying its contractual obligations to provide fulfillment services for third party clients and itself.

     The ability of the Company to dispose of assets related to its third party fulfillment business, to the extent not transferred to other facilities.

     The initiation by the Company of additional cost-cutting and restructuring initiatives, the costs associated therewith, and the ability of the Company to timely realize any savings anticipated in connection therewith.

     The ability of the Company to maintain insurance coverages required in order to operate its businesses and as required by the Congress Credit Facility.

     The inability of the Company to access the capital markets due to market conditions generally, including a lowering of the market valuation of companies in the direct marketing and retail businesses, and the Company's business situation specifically.

     The Company's dependence up to August 24, 2000 on Richemont and its affiliates for financial support and the fact that they are not under any obligation ever to provide any additional support in the future.

     The ability of the Company to achieve the cost saving and other objectives of its strategic business realignment plan.

     The Company undertakes no obligation to publicly update any forward looking statement whether as a result of new information, future events or otherwise. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its Forms 10-Q, 8-K, 10-K or any other reports filed with the Securities and Exchange Commission.


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                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       HANOVER DIRECT, INC.
                                       -----------------------------------
                                                   (Registrant)

April 4, 2001                          By: /s/  BRIAN C. HARRISS
                                       -----------------------------------
                                       Name:  Brian C. Harriss
                                       Title: Senior Vice President and
                                              Chief Financial Officer




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